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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   APRIL 1, 2002

DOCUMENTUM PUBLIC RELATIONS CONTACT:    DOCUMENTUM INVESTOR RELATIONS CONTACT:
Bonnie Harris                           Patricia Menchaca
B3 Communications                       Documentum
(415) 332-5816                          patricia.menchaca@documentum.com
bharris@b3communications.com

         DOCUMENTUM BEATS ALL ANALYSTS' FIRST QUARTER REVENUE ESTIMATES

PLEASANTON, CALIF. --APRIL 1, 2002 - Documentum, Inc. (Nasdaq: DCTM), the leading enterprise content management provider, today pre-announced that it plans to report total revenue of approximately $50.0 million for the first fiscal quarter of 2002, coming in on the high side of the company's previously guided range of $47.0 to $50.0 million. This revenue exceeds the average Wall Street estimate of $48.5 million for total revenue.

Full financial results for the first quarter will be released to the public on April 18, 2002, after the market closes. Investors can listen to a live teleconference on Thursday, April 18, 2002 at 2:00 p.m. PT by calling 913-981-5508. A recording of the conference call will be available beginning April 18, 2002 at approximately 5:00 p.m. PT through April 24, 2002. The dial-in number for the replay is 719-457-0820. The pass code for both the live call and replay is 641045.

For comparative purposes, except where noted, the quarterly earnings per share results for historical periods discussed have been revised to reflect a two-for-one stock split which occurred on November 14, 2000.

ABOUT DOCUMENTUM

Documentum is the industry's leading enterprise content management provider, automating the production, exchange and personalization of all types of content, making it easier for the Global 2000 to gain competitive advantage by connecting employees, business partners and customers, worldwide. Built on an Internet-scale, XML-enabled and standards-compliant platform, Documentum products manage Web content, power portals, enable collaborative commerce, and solve regulatory content challenges. Over 300 partners across all major industries, including high tech, pharmaceutical, healthcare, consulting services, government, manufacturing, financial services, automotive, retail, and consumer goods, build and implement specialized applications using Documentum's content management infrastructure. For more information, visit Documentum on the Web at www.documentum.com.

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Documentum and the Documentum logo are trademarks or registered trademarks of
Documentum, Inc. in the US and throughout the world. All other company and product names are used for identification purposes only and may be trademarks of their respective owners. Documentum cannot guarantee completion of any future products or product features mentioned in this document, and no reliance should be placed on their availability. Printed in the U.S.A.

In addition to historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. The company's future actual results could differ materially from the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in the company's public reports filed with the Securities and Exchange Commission, such as those under "Risk Factors" included in the company's annual report on Form 10-K for the fiscal year ended December 31, 2000 and the company's quarterly report on Form 10-Q for the quarter ended September 30, 2001, as well as the company's other public reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise these forward-looking statements.